OCI ENTERPRISES INC. SIGNS DEFINITIVE AGREEMENT TO SELL GENERAL PARTNER AND LIMITED PARTNER INTERESTS IN OCI RESOURCES LP TO PARK HOLDING A.S. OF CINER GROUP

Atlanta, Ga. (July 20, 2015)- OCI Enterprises Inc., the North American subsidiary of OCI Company Ltd. (“OCI”) of Seoul, Korea, has signed a definitive agreement to sell its approximately 73% limited partner interest in OCI Resources LP (NYSE: OCIR) (“OCI Resources” or the “Partnership”), as well as its 2% general partner interest and related incentive distribution rights, to Park Holding A.S., a subsidiary of Ciner Group of Istanbul, Turkey.

Following the transaction, OCI Resources will continue to operate as a publicly traded Master Limited Partnership with the current management team remaining with the Partnership. The transaction does not involve the sale or purchase of any OCI Resources common units held by the public.

The transaction is subject to customary closing conditions and regulatory approvals and is expected to close by the end of the third quarter 2015.

OCI Resources owns a controlling interest comprised of a 51% membership interest in OCI Wyoming LLC (“OCI Wyoming”), one of the largest and lowest-cost producers of natural soda ash in the world. Ciner Group, through its subsidiary, Eti Soda, operates a natural soda ash production facility in the world's second largest trona ore bed located in Beypazarri, Turkey.

“We are really excited about our new strategic relationship with Ciner Group and their desire to help us expedite the growth of our MLP. We think there will be numerous opportunities to leverage their expertise to help us grow our cash flow,” said OCI Resources President and CEO Kirk Milling.

“Ciner Group is pleased to welcome OCI Resources to our family of companies. With its position in markets that are complementary to ours, OCI Resources brings solid operational and financial performance as well as industry-leading safety performance," said Turgay Ciner, Chairman, Ciner Group.

In June 2015, OCI Enterprises Inc. announced it was evaluating strategic alternatives for its stake in OCI Resources.

Citi acted as financial advisor, Dechert LLP served as legal advisor to OCI Enterprises Inc. and White & Case LLP served as legal advisor to Ciner Group with the assistance of Regnum Solicitors acting as in-house legal advisor.
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ABOUT OCI ENTERPRISES INC.
OCI Enterprises Inc. is a chemical and green energy company headquartered in Atlanta, Ga. It is the North American subsidiary of OCI Company Ltd., of Seoul, Korea. OCI Enterprises Inc. is comprised of two divisions: Atlanta-based OCI Chemical Corporation and San Antonio-based OCI Energy LLC.

ABOUT OCI RESOURCES LP
OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

ABOUT OCI COMPANY LTD.
OCI Company Ltd. is a global leading green energy and chemical company founded in 1959 in Seoul, South Korea. It has developed a diversified portfolio of products and solutions for a broad spectrum of industries in the renewable energy sector, namely polysilicon raw materials for solar cells, fumed silica vacuum insulation panel (product: ENERVAC), sapphire ingots for LEDs and solar photovoltaic power as well as chemical products for the petro and coal chemical sector and the inorganic chemical and specialty gases sector. OCI has a customer base spanning 80 countries with about $3 billion in sales in 2014. OCI has been awarded Best Performing Chemical Company in the Dow Jones Sustainability Index (DJSI) Asia Pacific Region for three years in addition to earning ‘The Green Company Certification’ for the first time in Korea in 2010. OCI has more than 4,800 employees and operates in more than 20 overseas subsidiaries and regional branches in Asia, the U.S. and Europe.

ABOUT CINER GROUP
Established in 1978, Ciner Group is primarily active in energy, mining, shipping and media and is one of the largest conglomerates in Turkey.

Media Relations:
Amy McCool
(770) 375-2321
amccool@ocienterprises.com

Investor Relations:
Scott Humphrey
(770) 375-2387
shumphrey@ocienterprises.com

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